Amendment to Sections 1, 3, and 5 of Article VI of Synalloy Corporation Bylaws
Amended August 9, 2007

Section 1. Stock. The shares of the Corporation shall be represented by certificates or shall be uncertificated.  Certificates for the shares of stock of the Corporation shall be in such form as is from time to time approved by the Board of Directors and as is consistent with the Certificate of Incorporation and applicable law.  Each registered holder of stock represented by certificates shall be entitled to have a certificate or certificates of stock signed by, or in the name of the Corporation by, the Chairman of the Board or by the President or any Vice-President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 3. Transfers of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books: (1) upon presentation and surrender of the certificates, properly endorsed, by the registered holder in person or by a duly authorized attorney, or upon presentation of proper evidence of succession, assignment or authority to transfer the stock, or (2) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.

Section 5. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares and certificates for shares of the stock and other securities of the Corporation, and may appoint transfer agents and registrars of any class of stock or other securities of the Corporation.